WidePoint Corporation	Investor Relations Contact
One Lincoln Center	Hawk Associates, Inc.
18 W 140 Butterfield Rd.,	Frank Hawkins and Cale Smith
Suite 1100	Phone: 305-451-1888
Oakbrook Terrace, IL 60181	E-mail: info@hawkassociates.com
630-629-0003 Phone	http://www.hawkassociates.com
630-629-7559 Fax
http://www.widepoint.com

News Release
FOR IMMEDIATE RELEASE

WidePoint Receives Non-compliance
Warning Letter From Amex and Confirms
Compliance Issue Corrected

FAIRFAX, Va. – March 4, 2008 — WidePoint Corporation (Amex: WYY), a leading provider of information technology and identity assurance services, reported that it received a warning letter from the American Stock Exchange (Amex) on February 27, 2008, indicating that WidePoint was not in compliance with certain Amex continued listing standards and, in particular, Section 301 of the Amex Company Guide, due to WidePoint issuing additional shares of its common stock prior to WidePoint applying for and receiving approval to list such shares on the Amex.

Prior to receiving the Amex warning letter on February 27, 2008, WidePoint had applied to Amex on February 25, 2008, for approval to list with the Amex the shares of WidePoint common stock issued in its recent acquisition of iSYS LLC. Today, WidePoint received approval from Amex to list the relevant shares and WidePoint is now in full compliance with all Amex listing standards.

About WidePoint

WidePoint is a leading provider of advanced information technology products and services including identity management and information assurance services, forensic informatics and wireless technology services. WidePoint has three wholly owned subsidiaries holding major contracts, Operational Research Consultants, Inc. (ORC), and iSYS, LLC, and WidePoint Illinois. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/wyyprofile.aspx.

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For investor relations information regarding WidePoint, visit http://www.hawkassociates.com and http://www.americanmicrocaps.com, or contact Frank Hawkins or Cale Smith, Hawk Associates, at 305-451-1888, e-mail: info@hawkassociates.com. To receive notification of future releases via e-mail, subscribe at http://www.hawkassociates.com/email.aspx.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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